UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2014, the compensation committee of the board of directors of Tokai Pharmaceuticals, Inc. (the “Company”) approved (i) amendments to the employment agreements to which the Company is a party with each of its executive officers to modify the benefits provided under those agreements upon termination of employment and (ii) compensation for each of its executive officers as set forth below.

Benefits Provided Upon Termination of Employment

Jodie P. Morrison. Under the terms of the revised employment agreement with Ms. Morrison, if Ms. Morrison’s employment is terminated by the Company without cause or by Ms. Morrison for good reason prior to a change in control, each as defined in her employment agreement, and subject to Ms. Morrison’s execution of a general release of potential claims against the Company, the Company has agreed to continue to pay Ms. Morrison her then-current base salary for a period of 12 months and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by the Company) for a period of up to 12 months.

In lieu of receiving the benefits described above in connection with a termination of employment, if Ms. Morrison’s employment is terminated by the Company without cause or by Ms. Morrison for good reason upon or within one year following a change of control, and subject to Ms. Morrison’s execution of a general release of potential claims against the Company, the Company has agreed to continue to pay Ms. Morrison her then-current base salary for a period of 18 months and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by the Company) for a period of up to 18 months, to pay her an amount equal to her target bonus for the year in which the termination occurs and to accelerate in full the vesting of the time-vested option granted to Ms. Morrison pursuant to her employment agreement with the Company.

Other Executive Officers. Under the terms of the revised employment agreements with each of John S. McBride, Karen J. Ferrante, M.D. and Lee H. Kalowski, if the employment of the executive is terminated by the Company without cause or by the executive for good reason prior to a change in control, each as defined in the applicable employment agreement, and subject to the executive’s execution of a general release of potential claims against the Company, the Company has agreed to continue to pay:

•	Mr. McBride his then-current base salary for a period of six months and to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the Company) for a period of up to six months;

•

Dr. Ferrante her then-current base salary for a period equal to the number of full months worked if Dr. Ferrante’s termination occurs more than six months but less than 12 months after Dr. Ferrante’s commencement of employment with us and her then-current base salary for a period of 12 months if Dr. Ferrante’s termination occurs on or after the one year anniversary of Dr. Ferrante’s commencement of employment with us and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by the Company) for a period of up to six months; and

•	Mr. Kalowski his then-current base salary for a period of six months and to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the Company) for a period of up to six months.

In lieu of receiving the benefits described above in connection with a termination of employment, if Mr. McBride’s, Dr. Ferrante’s or Mr. Kalowski’s employment is terminated by the Company without cause or by the executive for good reason upon or within one year following a change of control, and subject to the executive’s execution of a general release of potential claims against the Company, the Company has agreed to continue to pay the executive’s respective then-current base salary for a period of 12 months and to provide medical and dental benefits (to the extent that the executive was receiving them at the time he or she ceased to be employed by the Company) for a period of up to 12 months, to pay the executive an amount equal to his or her target bonus for the year in which the termination occurs and to accelerate in full the vesting of the options and/or restricted stock units granted to the executive pursuant to his or her employment agreement with the Company.

Compensation

On October 15, 2014, the compensation committee of the board of directors of the Company approved the following compensation arrangements for Ms. Morrison, Dr. Ferrante and Mr. McBride:

•	new annual base salaries, effective October 16, 2014 ;

•	target bonus percentages for 2014; and

•	the grant of options to purchase shares of common stock of the Company.

Name	Annual Base Salary Effective October 16, 2014	2014 Target Bonus (1)	Stock Options
Jodie P. Morrison	$475,000	50%	134,134
Karen J. Ferrante, M.D.	$380,000	35%	—
John S. McBride	$355,000	35%	50,671

(1)	Target bonus is determined by applying the stated percentage to the actual annual base salary received by the executive in 2014, including the base salary paid to the executive prior to the annual base salary increase set forth in the table above.

Each of the options to purchase shares of the Company’s common stock was granted pursuant to the Company’s 2014 Stock Incentive Plan. The exercise price per share is $13.25, which is equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The options vest with respect to 12.5% of the underlying shares on November 1, 2015 and monthly over the following 42 months with respect to the remaining underlying shares. If the executive is terminated without cause, or resigns for good reason, in connection with or within one year after a change in control of the Company (as defined in the applicable stock option agreement) the options vest in full.

In addition, on October 15, 2014, the compensation committee of the board of directors of the Company approved a 2014 target bonus percentage of 35% for Mr. Kalowski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: October 17, 2014	By:	/s/ Lee H. Kalowski
Lee H. Kalowski
Chief Financial Officer